Exhibit 5.2

October 10, 2014

CEC Entertainment, Inc.

4441 West Airport Freeway

Irving, Texas 75062

Re:	Issuance of Securities Covered by Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to CEC Entertainment, Inc., a Kansas corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof (the “Registration Statement”), and certain guarantors (collectively, the “Guarantors”). The Registration Statement relates to: (i) the issuance of $255,000,000 aggregate principal amount of 8.000% Senior Notes due 2022 (collectively, the “Exchange Notes”); and (ii) the issuance by the Guarantors of guarantees with respect to the Exchange Notes. The Exchange Notes will be offered in exchange for up to $255,000,000 aggregate principal amount of the Company’s outstanding unregistered 8.000% Senior Notes due 2022. Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

The Exchange Notes will be issued under and pursuant to an Indenture, dated as of February 19, 2014 (the “Indenture”), among Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”).

As special counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of the following documents (collectively, the “Documents”):

(a)	the Third Restated Articles of Incorporation of the Company, certified by the Secretary of State of the State of Kansas (the “Articles of Incorporation”);

(b)	the Second Amended and Restated Bylaws of the Company, certified by the Secretary of the Company;

(c)	the certificate of good standing of the Company, issued by the Secretary of State of the State of Kansas (the “Good Standing Certificate”) dated as of the date hereof;

(d)	the resolutions adopted by unanimous written consent of the Board of Directors of the Company (the “Board”), dated February 14, 2014, certified by the Secretary of the Company, pertaining to the (i) authorization, issuance, execution and delivery of the Indenture and (ii) authorization, issuance, execution and delivery of the Exchange Notes and the guarantees;

CEC Entertainment, Inc.

October 10, 2014

(e)	the Indenture;

(f)	the Registration Rights Agreement; and

(g)	the Registration Statement.

The documents listed in items (d) – (g) above are sometimes collectively referred to herein as the “Documents.”

We have examined such records of the Company, such certificates of officers of the Company, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on an Officer’s Certificate, dated the date hereof (the “Officer’s Certificate”), a copy of which has been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a)	the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b)	the legal capacity of all natural persons;

(c)	the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d)	that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein; and

(e)	the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the Officer’s Certificate.

The opinions expressed below are limited to the published constitution, laws, rules, regulations or judicial or administrative decisions of the State of Kansas, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

In rendering the opinion set forth in paragraph 1 below regarding the due incorporation and valid existence of the Company, we have relied solely and exclusively on our review of the Articles of Incorporation.

CEC Entertainment, Inc.

October 10, 2014

In rendering the opinion set forth in paragraph 1 below regarding the good standing of the Company, we have relied solely and exclusively on our review of the Good Standing Certificate. In addition, note that we have not obtained a tax good standing certificate for the Company and no opinion is provided with respect to tax good standing of the Company.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Kansas.

2. The execution and delivery by the Company of the Indenture have been duly authorized by all necessary corporate action on the part of the Company.

Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Stinson Leonard Street LLP

Stinson Leonard Street LLP